Exhibit 99.1

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

2Q2012 RESULTS

Management Confirms 2012 Revenue Guidance of $735 Million

Raises 2012 Adjusted Net Income to $183 Million or $2.86 Fully Diluted

36% Increase in Year-over-Year 2Q Product Revenue

22% Increase in Year-over-Year 2Q XIFAXAN® Prescriptions on a

Milligram Basis

27% Increase in Year-over-Year 2Q APRISO® Prescriptions

89% Increase in Year-over-Year 2Q RELISTOR® Prescriptions

RALEIGH, NC, August 8, 2012—Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the second quarter ended June 30, 2012 and other business updates.

Total product revenue was $181.0 million for the second quarter of 2012, a 36% increase compared to $133.2 million for the second quarter of 2011. Total product revenue for the first six months of 2012 was $352.1 million, a 47% increase compared to $239.1 million for the first six months of 2011. XIFAXAN® revenue for the second quarter of 2012 was $116.7 million, a 34% increase compared to $87.0 million for the second quarter of 2011. XIFAXAN revenue for the first six months of 2012 was $229.6 million, a 37% increase compared to $167.7 million for the first six months of 2011. APRISO® revenue for the second quarter of 2012 was $21.8 million, a 45% increase compared to $15.0 million for the second quarter of 2011. The combined revenue contribution of our most recently- introduced products—RELISTOR®, SOLESTA® and DEFLUX®- totaled $19.2 million for the second quarter of 2012.

Total cost of products sold was $33.3 million for the second quarter of 2012 and $67.4 million for the first six months of 2012, compared to $25.2 million for the second quarter of 2011 and $43.8 million for the first six months of 2011. Gross margin on total product revenue was 81.6% for the second quarter of 2012 compared to 81.0% for the second quarter of 2011, and 80.8% for the first six months of 2012 compared to 81.7% for the first six months of 2011. Research and development expenses were $27.2 million for the second quarter of 2012 and $53.9 million for the first six months of 2012, compared to $29.5 million and $60.5 million, respectively, for the prior year periods. Selling, general and administrative expenses were $65.3 million for the second quarter of 2012 compared to $44.7 million for the prior year period and $125.7 million for the first six months of 2012 compared to $91.3 million for the prior year period. The increase in selling, general and administrative expenses for 2012 compared to 2011 is due primarily to increased personnel costs related to our institutional sales force and our office-based sales force expansions and increased marketing expenses related to RELISTOR and SOLESTA. The Company reported GAAP net income of $20.1 million, or $0.32 per share, fully diluted, for the second quarter of 2012 and $30.1 million, or $0.47 per share, fully diluted, for the-six month period ended June 30, 2012.

Net income on a non-GAAP basis, excluding the loss on extinguishment of debt and non-cash adjustments related to the repurchase of a portion of our 2028 Notes in March 2012, the difference between income taxes paid and income taxes expensed, and non-cash depreciation, amortization, stock-based compensation and convertible debt interest expense, was $50.1 million, or $0.79 per share, fully diluted, for the three-month period ended June 30, 2012 and $94.8 million or $1.48 per share, fully diluted for the six-month period ended June 30, 2012. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to, nor a substitute for, the comparable GAAP measures. A reconciliation of our non-GAAP measures to the comparable GAAP measures is provided in the accompanying financial table.

Cash and cash equivalents were $715.9 million as of June 30, 2012.

Adam Derbyshire, Executive Vice President and Chief Financial Officer, stated, “XIFAXAN 550 mg continued to perform well during the second quarter of 2012. During the quarter our XIFAXAN prescription business, comprised of XIFAXAN 200 mg tablets and XIFAXAN 550 mg tablets, demonstrated impressive growth, on a milligram basis, of 22% compared to the second quarter of 2011. APRISO also demonstrated strong prescription year-over-year growth of 27% for the second quarter of 2012 compared to the second quarter of 2011. RELISTOR prescriptions increased 89% year-over-year for the second quarter of 2012 compared to the second quarter of 2011, when our commercial team launched the product.

“We are updating our estimate of 2012 financial guidance. Prior 2012 financial guidance incorporated anticipated costs and revenue associated with the expansion of our sales force and incremental RELISTOR sales that would have been triggered by a July 27, 2012 FDA approval of the expanded indication for RELISTOR subcutaneous injection. Due to the receipt of a Complete Response letter on July 27, 2012, our updated estimate of 2012 financial guidance does not incorporate these anticipated RELISTOR-related costs and revenue. Additionally, our updated estimate of 2012 adjusted net income includes the effect of the March 16, 2012 placement of $690 million of convertible senior notes and adjustments relating to the impact of the following non-cash items: loss on extinguishment of debt, depreciation, amortization, stock-based compensation, convertible debt discount amortization and the difference between income taxes paid and income taxes expensed. Reconciliation to GAAP guidance is in the table following this paragraph. Our estimate of 2012 total Company product revenue remains approximately $735 million, representing 36% growth over 2011 revenue. However, we are increasing our estimate of 2012 adjusted net income to approximately $183 million or $2.86 per share, fully diluted on a non-GAAP basis for the full year ending December 31, 2012.

2012 Guidance

(In millions except per share data)

	2012 GAAP Guidance	2012 Adjustments	2012 As Adjusted
Revenues:
Net product revenues	$735		$735

Costs and Expenses:
Cost of products sold	145		145
Amortization of product rights and intangible assets	42	(42)	—
Research and development	136	(7)	129
Selling, general and administrative	258	(22)	236

Total costs and expenses	581	(71)	510
Income from operations	154	71	225
Loss on extinguishment of debt	(14)	14
Interest expense	(57)	37	(20)
Interest and other income	12	(9)	3

Income before income tax	95	113	208
Income tax expense	43	(18)	25

Net Income	$52	$131	$183

Income per share, basic	$0.90	$2.26	$3.16

Income per share, diluted	$0.81	$2.05	$2.86

Shares used in computing net income per share, basic	58	58	58

Shares used in computing net income per share, diluted	64	64	64

“The current annualized run rates, based on dollarizing the June 2012 prescription data for XIFAXAN, MOVIPREP/OSMOPREP, APRISO, RELISTOR (U.S.), and our ‘other products’, are approximately $468 million, $94 million, $73 million, $25 million, and $41 million, respectively. In line with the full year 2012 guidance provided above, for the third quarter of 2012 we anticipate total Company product revenue should be approximately $185 million and adjusted net income should be approximately $44 million, or $0.69 per share, fully diluted, on the non-GAAP basis described above.”

Carolyn Logan, President and Chief Executive Officer, stated, “Our second quarter growth was driven primarily by XIFAXAN 550, APRISO and RELISTOR. XIFAXAN continues to grow sequentially, with prescriptions, on a milligram basis, increasing 4% for the second quarter of 2012 compared to the first quarter of 2012. APRISO also continued to exceed the Company’s expectations during the quarter. APRISO prescriptions increased 6% during the second quarter of 2012 compared to the first quarter of 2012. RELISTOR prescriptions increased 11% during the second quarter of 2012 compared to the first quarter of 2012.

“Salix continued to execute its plan and to progress in the commercial and product development arenas during the second quarter of 2012. Our expanded 192-member office-based sales force is focused primarily on gastroenterologists, colorectal surgeons and hepatologists. One 96-member division of the sales force is promoting XIFAXAN 550, RELISTOR and APRISO. The second 96-member division of the sales force is promoting SOLESTA, XIFAXAN 550, MOVIPREP/OSMOPREP, and APRISO. Our 40-member institutional sales force is promoting XIFAXAN 550, RELISTOR and DEFLUX.

“As previously announced, the FDA notified the Company that it required additional time for review of the supplemental New Drug Application (sNDA) for RELISTOR (methylnaltrexone bromide) injection for subcutaneous use for the treatment of opioid-induced constipation (OIC) in adult patients with chronic, non-cancer pain and extended the April 27, 2012 goal date by three months to July 27, 2012. On July 27, 2012 the FDA issued a Complete Response Letter (CRL) requesting additional clinical data. Salix has requested an End-of-Review meeting with the Division of Gastroenterology and Inborn Errors Products to better understand the contents of the letter.

“On February 7, 2012 the FDA issued an action date of June 5, 2012 under PDUFA and granted Priority Review designation for the NDA for Crofelemer 125 mg tablets for the proposed indication of the control and symptomatic relief of diarrhea in patients with human immunodeficiency virus (HIV)/acquired immune deficiency syndrome (AIDS) on anti-retroviral therapy. On April 20, 2012 the FDA notified the Company that it required additional time for review of the New Drug Application (NDA) for Crofelemer 125 mg tablets and extended the June 5, 2012 goal date by three months to September 5, 2012. We anticipate receiving the FDA’s decision regarding the NDA by the extended PDUFA goal date.

“On February 21, 2012 the Company initiated TARGET 3—a Phase 3 study to evaluate the efficacy and safety of repeat treatment with rifaximin 550 mg TID (three times daily) for 14 days in subjects with irritable bowel syndrome with diarrhea who respond to an initial treatment course with rifaximin 550 mg TID for 14 days. During the second quarter we continued our efforts to enroll a number of subjects sufficient to randomize approximately 800 subjects (400 subjects per treatment group) into the double blind retreatment phase of the study. The Company continues to anticipate that from study initiation it could take approximately 24 months to complete the trial, submit a response to the Complete Response Letter and secure a FDA decision regarding approvability.

“During the second quarter of 2012 the Company also continued to make progress in the development of oral RELISTOR, budesonide foam, the next generation formulation of rifaximin for potential additional indications and Lumacan. Detailed results of the 804-patient Phase 3 trial to evaluate the efficacy and safety of oral methylnaltrexone bromide for the treatment of opioid–induced constipation (OIC) in subjects with chronic, non–cancer pain were presented at Digestive Disease Week on May 22, 2012.

“We anticipate completing patient enrollment in our two budesonide foam Phase 3 trials by the end of 2012. In December 2011 we initiated a pharmacokinetic study to assist in the characterization of three prototype tablet formulations of rifaximin. The study progressed during the second quarter of 2012 and currently we intend to move forward with a suitable next generation rifaximin candidate or candidates with the initiation of a clinical trial by the end of 2012. Work continued to progress on the development of Lumacan formulation prototypes. We intend to test various formulation prototypes in the clinic during 2012. We believe that Lumacan, if approved, has the potential to significantly improve the earlier detection and diagnosis of colon cancer.

“In June results of a 36-month trial to evaluate the long-term safety of SOLESTA for the treatment of fecal incontinence were presented at the American Society of Colon and Rectal Surgeons. The statistically significant results of the study demonstrate SOLESTA provides safe and effective long-term, out to three years, treatment of fecal incontinence.

“In July we continued to strengthen our intellectual property relating to rifaximin and RELISTOR. We secured the issuance of U.S. Patent No. 8,227,482; which relates to several novel polymorphic forms of rifaximin. This patent should provide protection until February 2032. With respect to RELISTOR, we received an Issue Notification from the USPTO stating that U.S. Patent No. 8,247,425 will issue August 21, 2012. Salix intends to list this patent in the Orange Book for the RELISTOR prefilled syringe upon issuance. This patent will provide protection until December 2030.

“We recently received a paragraph IV notification from Lupin Limited stating that Lupin had filed an ANDA application to seek approval to market a generic version of APRISO. The notification letter asserted non-infringement and invalidity of the Company’s Orange Book-listed U.S. Patent No. 6,551,620. Salix is evaluating the notification letter, continues to have full confidence in its intellectual property protecting APRISO, and intends to vigorously enforce its intellectual property rights within the 45-day response period of the Hatch-Waxman Act. In addition, there are pending patent applications and other IP related to APRISO being pursued and, if issued, will be evaluated for use in our ANDA defense strategy. We are also evaluating our issued process patent covering APRISO as well as other mesalamine formulation patents for inclusion in our defense against this ANDA filing.

“Salix is built on a tremendous history of success – including the approval of eight New Drug Applications, the acquisition/licensing of 16 products and the establishment of a top-ranked specialty sales force since 2000. Our core business remains strong and growing. Our portfolio of marketed products is complemented by our impressive pipeline of product candidates in development that should drive additional revenue growth over the long term as they are commercialized. Additionally, the Company continues to actively pursue additional product opportunities to expand and broaden our product portfolio. We are extremely pleased with the success we have achieved to date and we believe the Company is well-positioned to continue to succeed in our mission of being the leading specialty pharmaceutical company licensing, developing and marketing innovative products to healthcare professionals to prevent or treat gastrointestinal disorders.”

The Company will host a conference call at 5:00 p.m. ET, on Wednesday, August 8, 2012. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (877) 756-4253 (U.S. and Canada) or (706) 902-2163 (international.) The telephone numbers to access the replay of the call are (855) 859-2056 or (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international). The access code for the replay is 95495680.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO® (mesalamine) extended-release capsules 0.375 g, METOZOLV® ODT (metoclopramide HCl), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, SOLESTA®, DEFLUX®, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg.

Crofelemer, budesonide foam, RELISTOR® , LUMACAN® and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for OSMOPREP and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Face book page and web site is not incorporated in our SEC filings.

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Please Note: The materials provided herein contain projections and other forward–looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; post-marketing approval regulation; market acceptance for approved products; revenue recognition and other critical accounting policies; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net product revenues	$181,006	$133,162	$352,139	$239,059

Costs and Expenses:
Cost of products sold	33,257	25,242	67,447	43,828
Amortization of product rights and intangible assets	11,344	2,890	22,689	5,127
Research and development	27,157	29,477	53,858	60,480
Selling, general and administrative	65,279	44,658	125,723	91,347

Total costs and expenses	137,037	102,267	269,717	200,782
Income from operations	43,969	30,895	82,422	38,277
Loss on extinguishment of debt	—	—	(14,369)	—
Interest expense	(15,085)	(7,997)	(23,899)	(15,852)
Interest and other income	6,237	749	10,130	1,573

Income before income tax	35,121	23,647	54,284	23,998
Income tax expense	14,987	4,400	24,197	4,473

Net Income	$20,134	$19,247	$30,087	$19,525

Income per share, basic	$0.35	$0.33	$0.51	$0.33

Income per share, diluted	$0.32	$0.32	$0.47	$0.34

Shares used in computing net income per share, basic	58,116	58,423	58,630	58,321

Shares used in computing net income per share, diluted	63,654	65,572	64,059	65,514

Reconciliation of GAAP Amounts to Non-GAAP Amounts:

(In thousands, except per share data)

We are disclosing our non-GAAP Condensed Consolidated Statements of Operations, as adjusted, to eliminate the impact of the the $10.0 million Lupin payment that occured in February 2011, the loss on extinguishment of debt and non-cash adjustments related to the repurchase of a portion of our 2028 Notes in March 2012, the difference between income taxes paid and income taxes expensed, and non-cash depreciation, amortization, stock-based compensation and convertible debt interest expenses that occured in the three-month and six-month periods ended June 30, 2012 and 2011, respectively. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to nor a substitute for the comparable GAAP measures. A reconciliation of our non-GAAP measures to the comparable GAAP measures follows.

	Three Months Ended			Three Months Ended
		June 30,	June 30,		June 30,	June 30,
	June 30, 2012	2012 - Non-GAAP Adjustments	2012 - Non-GAAP as adjusted	June 30, 2011	2011 - Non-GAAP Adjustments	2011 - Non-GAAP as adjusted
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net product revenues	$181,006	$—	$181,006	$133,162	$—	$133,162

Costs and Expenses:
Cost of products sold	33,257	—	33,257	25,242	—	25,242
Amortization of product rights and intangible assets	11,344	(11,344)	—	2,890	(2,890)	—
Research and development	27,157	(1,400)	25,757	29,477	(2,575)	26,902
Selling, general and administrative	65,279	(5,597)	59,682	44,658	(4,301)	40,357

Total costs and expenses	137,037	(18,341)	118,696	102,267	(9,766)	92,501
Income from operations	43,969	18,341	62,310	30,895	9,766	40,661
Loss on extinguishment of debt	—	—	—	—	—	—
Interest expense	(15,085)	9,648	(5,437)	(7,997)	4,792	(3,205)
Interest and other income	6,237	(5,659)	578	749	—	749

Income before income tax	35,121	22,330	57,451	23,647	14,558	38,205
Income tax expense	14,987	(7,622)	7,365	4,400	—	4,400

Net Income, as adjusted	$20,134	$29,952	$50,086	$19,247	$14,558	$33,805

Income per share, basic	$0.35	$0.52	$0.86	$0.33	$0.25	$0.58

Income per share, diluted	$0.32	$0.47	$0.79	$0.32	$0.22	$0.54

Shares used in computing net income per share, basic	58,116	58,116	58,116	58,423	58,423	58,423

Shares used in computing net income per share, diluted	63,654	63,654	63,654	65,572	65,572	65,572

	Six Months Ended			Six Months Ended
		June 30,	June 30,		June 30,	June 30,
	June 30, 2012	2012 - Non-GAAP Adjustments	2012 - Non-GAAP as adjusted	June 30, 2011	2011 - Non-GAAP Adjustments	2011 - Non-GAAP as adjusted
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net product revenues	$352,139	$—	$352,139	$239,059	$—	$239,059

Costs and Expenses:
Cost of products sold	67,447	—	67,447	43,828	—	43,828
Amortization of product rights and intangible assets	22,689	(22,689)	—	5,127	(5,127)	—
Research and development	53,858	(2,542)	51,316	60,480	(13,285)	47,195
Selling, general and administrative	125,723	(10,166)	115,557	91,347	(7,141)	84,206

Total costs and expenses	269,717	(35,397)	234,320	200,782	(25,553)	175,229
Income from operations	82,422	35,397	117,819	38,277	25,553	63,830
Loss on extinguishment of debt	(14,369)	14,369	—	—	—	—
Interest expense	(23,899)	14,882	(9,017)	(15,852)	9,452	(6,400)
Interest and other income	10,130	(9,325)	805	1,573	—	1,573

Income before income tax	54,284	55,323	109,607	23,998	35,005	59,003
Income tax expense	24,197	(9,365)	14,832	4,473	—	4,473

Net Income, as adjusted	$30,087	$64,688	$94,775	$19,525	$35,005	$54,530

Income per share, basic	$0.51	$1.10	$1.62	$0.33	$0.60	$0.93

Income per share, diluted	$0.47	$1.01	$1.48	$0.34	$0.53	$0.88

Shares used in computing net income per share, basic	58,630	58,630	58,630	58,321	58,321	58,321

Shares used in computing net income per share, diluted	64,059	64,059	64,059	65,514	65,514	65,514

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2012	2011
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$715,927	$292,814
Accounts receivable, net	211,675	151,207
Inventory, net	63,636	49,205
Other assets	802,167	819,743

Total Assets	$1,793,405	$1,312,969

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$1,288,982	$763,332

Total liabilities	1,288,982	763,332
Common stock	58	59
Additional paid-in-capital	610,011	685,315
Other comprehensive loss	(105,539)	(111)
Accumulated deficit	(107)	(135,626)

Total stockholders’ equity	504,423	549,637

Total Liabilities and Stockholders’ Equity	$1,793,405	$1,312,969

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